Exhibit 99.1

Financial Statements

Report of Management on Media General, Inc.’s Internal Control over Financial Reporting

Management of Media General, Inc., (the Company) has assessed the Company’s internal control over financial reporting as of December 26, 2010, based on criteria for effective internal control over financial reporting described in “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that as of December 26, 2010, the Company’s system of internal control over financial reporting was operating effectively based upon the specified criteria.

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is comprised of policies, procedures and reports designed to provide reasonable assurance, to the Company’s management and Board of Directors, that the financial reporting and the preparation of financial statements for external purposes has been handled in accordance with accounting principles generally accepted in the United States. Internal control over financial reporting includes those policies and procedures that (1) govern records to accurately and fairly reflect the transactions and dispositions of assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable safeguards against or timely detection of material unauthorized acquisition, use or disposition of the Company’s assets.

Internal controls over financial reporting are subject to inherent limitations, including the possibility of human error and the circumvention or overriding of controls, and may not prevent or detect all misstatements. Additionally, projections as to the effectiveness of controls to future periods are subject to the risk that controls may not continue to operate at their current effectiveness levels due to changes in personnel or in the Company’s operating environment.

Media General’s independent registered public accounting firm has issued an attestation report on the Company’s internal control over financial reporting. Their report appears on the following page.

January 27, 2011

/s/ Marshall N. Norton	/s/ John A. Schauss	/s/ O. Reid Ashe Jr.
Marshall N. Morton	John A. Schauss	O. Reid Ashe Jr.
President and	Vice President-Finance	Executive Vice President
Chief Executive Officer	and Chief Financial Officer	and Chief Operating Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROLS OVER FINANCIAL REPORTING

To the Board of Directors and Stockholders of

Media General, Inc.

We have audited the internal control over financial reporting of Media General, Inc. and subsidiaries (the “Company”) as of December 26, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Media General, Inc.’s Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 26, 2010, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 26, 2010 of the Company and our report dated January 27, 2011 expressed an unqualified opinion on those financial statements.

/s/ Deloitte & Touche LLP

Richmond, Virginia
January 27, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Media General, Inc.

We have audited the accompanying consolidated balance sheet of Media General, Inc. and subsidiaries (the “Company”) as of December 26, 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Media General, Inc. and subsidiaries as of December 26, 2010, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 26, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated January 27, 2011 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Richmond, Virginia
January 27, 2011

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Media General, Inc.

We have audited the accompanying consolidated balance sheet of Media General, Inc., as of December 27, 2009 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two fiscal years in the period ended December 27, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Media General, Inc., at December 27, 2009 and the consolidated results of its operations and its cash flows for each of the two fiscal years in the period ended December 27, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Richmond, Virginia
January 28, 2010

Media General, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Fiscal Years Ended
	December 26, 2010	December 27, 2009	December 28, 2008
Revenues
Publishing	$328,372	$357,502	$436,870
Broadcasting	306,750	258,967	322,106
Digital media and other	42,993	41,143	38,399

Total revenues	678,115	657,612	797,375

Operating costs:
Employee compensation	297,725	300,439	380,434
Production	147,482	154,785	193,034
Selling, general and administrative	107,887	94,031	111,549
Depreciation and amortization	53,089	59,178	71,464
Goodwill and other asset impairment (Note 2)	—	84,220	908,701
Gain on insurance recovery	(956)	(1,915)	(3,250)

Total operating costs	605,227	690,738	1,661,932

Operating income (loss)	72,888	(33,126)	(864,557)

Other income (expense):
Interest expense	(71,053)	(41,978)	(43,449)
Impairment of and income (loss) on investments	—	701	(4,419)
Other, net	954	972	979

Total other expense	(70,099)	(40,305)	(46,889)

Income (loss) from continuing operations before income taxes	2,789	(73,431)	(911,446)
Income tax expense (benefit)	25,427	(28,638)	(288,191)

Loss from continuing operations	(22,638)	(44,793)	(623,255)
Discontinued operations:
Income from discontinued operations (net of income taxes of $2 in 2009 and $1,727 in 2008)	—	155	2,701
Net gain (loss) related to divestiture of discontinued operations (net of income taxes of $144 in 2009, and income tax benefit of $5,846 in 2008)	—	8,873	(11,300)

Net loss	$(22,638)	$(35,765)	$(631,854)

Earnings (loss) per common share (basic and diluted):
Loss from continuing operations	$(1.01)	$(2.01)	$(28.21)
Income (loss) from discontinued operations	—	0.40	(0.39)

Net loss	$(1.01)	$(1.61)	$(28.60)

Notes to Consolidated Financial Statements begin on page 11.

Media General, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and per share amounts)

ASSETS

	December 26, 2010	December 27, 2009
Current assets:
Cash and cash equivalents	$31,860	$33,232
Accounts receivable (less allowance for doubtful accounts 2010 - $5,003; 2009 - $5,371)	102,314	104,405
Inventories	7,053	6,632
Other	29,745	60,786

Total current assets	170,972	205,055

Other assets	40,629	34,177

Property, plant and equipment, at cost:
Land	37,186	37,362
Buildings	311,716	308,538
Machinery and equipment	538,005	545,050
Construction in progress	6,131	4,191
Accumulated depreciation	(494,099)	(473,933)

Net property, plant and equipment	398,939	421,208

FCC licenses and other intangibles - net	214,416	220,591

Excess of cost over fair value of net identifiable assets of acquired businesses	355,017	355,017

Total assets	$1,179,973	$1,236,048

Notes to Consolidated Financial Statements begin on page 11.

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 26, 2010	December 27, 2009

Current liabilities:
Accounts payable	$30,030	$26,398
Accrued expenses and other liabilities	89,784	72,174

Total current liabilities	119,814	98,572

Long-term debt	663,341	711,909

Retirement, post-retirement, and post-employment plans	170,670	173,017

Deferred income taxes	34,729	7,233

Other liabilities and deferred credits	27,497	53,066

Commitments and contingencies (Note 11)

Stockholders’ equity:
Preferred stock ($5 cumulative convertible), par value $5 per share:
authorized 5,000,000 shares; none outstanding
Common stock, par value $5 per share:
Class A, authorized 75,000,000 shares; issued 22,493,878 and 22,241,959 shares	112,469	111,210
Class B, authorized 600,000 shares; issued 548,564 and 551,881 shares	2,743	2,759
Additional paid-in capital	26,381	24,253
Accumulated other comprehensive loss:
Unrealized loss on derivative contracts	(2,228)	(9,691)
Pension and postretirement	(124,571)	(108,012)
Retained earnings	149,128	171,732

Total stockholders’ equity	163,922	192,251

Total liabilities and stockholders’ equity	$1,179,973	$1,236,048

Notes to Consolidated Financial Statements begin on page 11.

Media General, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except shares and per share amounts)

	Class A Shares			Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total

		Common Stock
		Class A	Class B
Balance at December 30, 2007	22,055,835	$110,279	$2,780	$19,713	$(77,277)	$857,512	$913,007
Net loss		—	—	—	—	(631,854)	(631,854)
Unrealized loss on derivative contracts ($0 tax benefit)		—	—	—	(9,510)	—	(9,510)
Pension and postretirement ($0 tax benefit)		—	—	—	(101,352)	—	(101,352)

Comprehensive loss							(742,716)
Cash dividends to shareholders ($0.81 per share)		—	—	—	—	(18,510)	(18,510)
Performance accelerated restricted stock	131,333	657	—	(1,602)	—	274	(671)
Stock-based compensation		—	—	5,756	—	—	5,756
Income tax benefits relating to stock-based compensation		—	—	99	—	—	99
Other	62,962	315	(21)	(2,032)	—	—	(1,738)

Balance at December 28, 2008	22,250,130	111,251	2,759	21,934	(188,139)	207,422	155,227

Net loss		—	—	—	—	(35,765)	(35,765)
Unrealized gain on derivative contracts (net of deferred taxes of $134)		—	—	—	8,236	—	8,236
Pension and postretirement (net of deferred taxes of $1,011)		—	—	—	62,200	—	62,200

Comprehensive income							34,671
Performance accelerated restricted stock	(55,253)	(276)	—	(333)	—	75	(534)
Stock-based compensation		—	—	2,389	—	—	2,389
Other	47,082	235	—	263	—	—	498

Balance at December 27, 2009	22,241,959	111,210	2,759	24,253	(117,703)	171,732	192,251

Net loss		—	—	—	—	(22,638)	(22,638)
Unrealized gain on derivative contracts ($0 deferred taxes)		—	—	—	7,463	—	7,463
Pension and postretirement ($0 tax benefit)		—	—	—	(16,559)	—	(16,559)

Comprehensive loss							(31,734)
Exercise of stock options	92,085	460	—	(262)	—	—	198
Performance accelerated restricted stock	155,886	779	—	(779)	—	34	34
Stock-based compensation		—	—	3,154	—	—	3,154
Other	3,948	20	(16)	15	—	—	19

Balance at December 26, 2010	22,493,878	$112,469	$2,743	$26,381	$(126,799)	$149,128	$163,922

Notes to Consolidated Financial Statements begin on page 11.

Media General, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Years Ended
	December 26, 2010	December 27, 2009	December 28, 2008
Cash flows from operating activities:
Net loss	$(22,638)	$(35,765)	$(631,854)
Adjustments to reconcile net loss:
Depreciation	40,896	46,015	51,591
Amortization	12,193	13,177	20,270
Deferred income taxes	30,025	10,948	(272,620)
Uncertain tax positions	(1,667)	(4,771)	—
Intraperiod tax allocation	—	(1,145)	—
Impairment of and (income) loss on investments	—	(701)	4,419
Goodwill and other asset impairment	—	84,220	908,701
Provision for doubtful accounts	2,626	4,087	7,690
Gain on insurance recovery	(956)	(1,915)	(3,250)
Write-off of previously deferred debt issuance costs	1,772	—	—
Net (gain) loss related to divestiture of discontinued operations	—	(8,873)	11,300
Change in assets and liabilities:
Income taxes refundable	26,697	(22,587)	(15,855)
Company owned life insurance (cash surrender value less policy loans including repayments)	(127)	(1,216)	19,137
Accounts receivable and inventory	(956)	(669)	20,710
Accounts payable, accrued expenses and other liabilities	17,321	(28,985)	(14,007)
Retirement plan contributions	(20,000)	(15,000)	(10,000)
Other, net	520	(3,042)	2,526

Net cash provided by operating activities	85,706	33,778	98,758

Cash flows from investing activities:
Capital expenditures	(26,482)	(18,453)	(31,517)
Purchases of businesses	—	—	(23,804)
Proceeds from sales of discontinued operations and investments	—	17,625	138,302
Insurance proceeds related to machinery and equipment	—	3,120	—
Collection (funding) of note receivable	—	5,000	(5,000)
Other, net	692	2,991	5,882

Net cash (used) provided by investing activities	(25,790)	10,283	83,863

Cash flows from financing activities:
Increase in bank debt	134,156	215,700	330,000
Repayment of bank debt	(476,653)	(233,840)	(497,523)
Proceeds from issuance of senior notes	293,070	—	—
Debt issuance costs	(12,078)	—	(4,182)
Cash dividends paid	—	—	(18,510)
Other, net	217	169	522

Net cash used by financing activities	(61,288)	(17,971)	(189,693)

Net (decrease) increase in cash and cash equivalents	(1,372)	26,090	(7,072)
Cash and cash equivalents at beginning of year	33,232	7,142	14,214

Cash and cash equivalents at end of year	$31,860	$33,232	$7,142

Notes to Consolidated Financial Statements begin on page 11.

Media General, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Summary of Significant Accounting Policies

Fiscal year

The Company’s fiscal year ends on the last Sunday in December. Results for 2010, 2009 and 2008 are for the 52-week periods ended December 26, 2010, December 27, 2009 and December 28, 2008, respectively.

Principles of consolidation

The accompanying financial statements include the accounts of Media General, Inc., subsidiaries more than 50% owned and its Variable Interest Entity (VIE), for which Media General, Inc. is the primary beneficiary (collectively, the Company). All significant intercompany balances and transactions have been eliminated. The equity method of accounting is used for investments in companies in which the Company has significant influence; generally, this represents investments comprising approximately 20 to 50 percent of the voting stock of companies or certain partnership interests.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company re-evaluates its estimates on an ongoing basis. Actual results could differ from those estimates.

Presentation

Certain prior-year financial information has been reclassified to conform with the current year’s presentation.

Revenue recognition

The Company’s principal sources of revenue are the sale of advertising in newspapers, the sale of newspapers to individual subscribers and distributors, and the sale of airtime on television stations. In addition, the Company sells advertising on its newspaper and television websites and portals, and derives revenues from other online activities, including an online advergaming development firm and an online shopping portal. Advertising revenue is recognized when advertisements are published, aired or displayed, or when related advertising services are rendered. Newspaper advertising contracts, which generally have a term of one year or less, may provide rebates or discounts based upon the volume of advertising purchased during the terms of the contracts. Estimated rebates and discounts are recorded as a reduction of revenue in the period the advertisement is displayed. This requires the Company to make certain estimates regarding future advertising volumes. Estimates are based on various factors including historical experience and advertising sales trends. These estimates are revised as necessary based on actual volumes realized. Subscription revenue is recognized on a pro-rata basis over the term of the subscription. Amounts received from customers in advance are deferred until the newspaper has been delivered. Commission revenues from the online shopping portal are recognized upon third-party notification of consumer purchase.

The Company also derives revenues from cable and satellite retransmission of its broadcast programs, from its printing/distribution operations, as well as from the sale of broadcast equipment and studio design services. Retransmission revenues from cable and satellite are recognized based on average monthly subscriber counts and contractual rates. Printing revenue for external customers as well as third-party distribution revenue is recognized when the product is delivered in accordance with the customers’ instructions. Revenues from fixed price contracts (such as studio design services or advergaming development) are recognized under the percentage of completion method, measured by actual cost incurred to date compared to estimated total costs of each contract.

Cash and cash equivalents

Cash in excess of current operating needs is invested in various short-term instruments carried at cost that approximates fair value. Those short-term investments having an original maturity of three months or less are classified in the balance sheet as cash equivalents.

Derivatives

Derivatives are recognized as either assets or liabilities on the balance sheet at fair value. For derivative instruments that are designated as cash flow hedges, the effective portion of the change in value of the derivative instrument is reported as a component of the Company’s OCI and is reclassified into earnings (e.g., interest expense for interest rate swaps) in the same period or periods during which the hedged transaction affects earnings. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in the Company’s current earnings during the period of change.

Accounts receivable and concentrations of credit risk

Media General is a diversified communications company which sells products and services to a wide variety of customers located principally in the southeastern United States. The Company’s trade receivables result from the sale of advertising and content within its operating segments. The Company routinely assesses the financial strength of significant customers, and this assessment, combined with the large number and geographic diversity of its customer base, limits its concentration of risk with respect to trade receivables. The Company maintains an allowance for doubtful accounts based on both the aging of accounts at period end and specific reserves for certain customers. Accounts are written off when deemed uncollectible.

Inventories

Inventories consist principally of raw materials (primarily newsprint) and broadcast equipment, and are valued at the lower of cost or market using the specific identification method.

Self-insurance

The Company self-insures for certain employee medical and disability income benefits, workers’ compensation costs, as well as automobile and general liability claims. The Company’s responsibility for workers’ compensation and auto and general liability claims is capped at a certain dollar level (generally $100 thousand to $500 thousand depending on claim type). Insurance liabilities are calculated on an undiscounted basis based on actual claim data and estimates of incurred but not reported claims. Estimates for projected settlements and incurred but not reported claims are based on development factors, including historical trends and data, provided by a third party.

Broadcast film rights

Broadcast film rights consist principally of rights to broadcast syndicated programs, sports and feature films and are stated at the lower of cost or estimated net realizable value. Program rights and the corresponding contractual obligations are recorded as other assets (based upon the expected use in succeeding years) and as other liabilities (in accordance with the payment terms of the contract) in the Consolidated Balance Sheets when programs become available for use. Generally, program rights of one year or less are amortized using the straight-line method; program rights of longer duration are amortized using an accelerated method based on the expected useful life of the program.

Company-owned life insurance

The Company owns life insurance policies on executives, current employees, former employees and retirees. Management considers these policies to be operating assets. Cash surrender values of life insurance policies are presented net of policy loans. Borrowings and repayments against company-owned life insurance are reflected in the operating activities section of the Statement of Cash Flows.

Property and depreciation

Plant and equipment are depreciated, primarily on a straight-line basis, over the estimated useful lives which are generally 40 years for buildings and range from 3 to 30 years for machinery and equipment. Depreciation deductions are computed by accelerated methods for income tax purposes. Major renovations and improvements as well as interest cost incurred during the construction period of major additions are capitalized. Expenditures for maintenance, repairs and minor renovations are charged to expense as incurred.

Intangible and other long-lived assets

Intangible assets consist of goodwill (which is the excess of purchase price over the net identifiable assets of businesses acquired), FCC licenses, network affiliations, subscriber lists, other broadcast intangibles, intellectual property, and trademarks. Indefinite-lived intangible assets (goodwill, FCC licenses and trademarks) are not amortized, but finite-lived intangibles (network affiliations, subscriber lists and other broadcast intangibles) are amortized using the straight-line method over periods ranging from one to 25 years (see Note 3). Internal use software is amortized on a straight-line basis over its estimated useful life, not to exceed five to seven years.

When indicators of impairment are present, management evaluates the recoverability of long-lived tangible and finite-lived intangible assets by reviewing current and projected profitability using undiscounted cash flows of such assets. Annually, or more frequently if impairment indicators are present, management evaluates the recoverability of indefinite-lived intangibles using estimated discounted cash flows and market factors to determine fair value.

FCC broadcast licenses are granted for maximum terms of eight years and are subject to renewal upon application to the FCC. The terms of several of the Company’s FCC licenses have expired, however the licenses remain in effect until action on the renewal applications has been completed. The Company filed all of its applications for renewal in a timely manner prior to the applicable expiration dates and expects its applications will be approved when the FCC works through its backlog, as is routine in the industry. The Company’s network affiliation agreement intangible assets are due for renewal in a weighted-average period of two years. The Company currently expects that it will renew each network affiliation agreement prior to its expiration date. Costs associated with renewing or extending intangible assets have historically been insignificant and are expensed as incurred.

Income taxes

The Company provides for income taxes using the liability method. The provision for, or benefit from, income taxes includes deferred taxes resulting from temporary differences in income for financial statement and tax purposes. Such temporary differences result primarily from differences in the carrying value of assets and liabilities. Future realization of deferred income tax assets requires sufficient taxable income. Valuation allowances are established when it is estimated that it is “more likely than not” that the deferred tax asset will not be realized. The evaluation prescribed includes the consideration of all available evidence regarding historical operating results including the estimated timing of future reversals of existing taxable temporary differences, estimated future taxable income exclusive of reversing temporary differences and carryforwards, and potential tax planning strategies which may be employed to prevent an operating loss or tax credit carryforward from expiring unused. Once a valuation allowance is established, it is maintained until a change in factual circumstances gives rise to sufficient income of the appropriate character and timing that will allow a partial or full utilization of the deferred tax asset.

Comprehensive income

The Company’s comprehensive income consists of net income, pension and postretirement related adjustments, unrealized gains and losses on certain investments in equity securities (including reclassification adjustments), and changes in the value of derivative contracts.

New accounting pronouncements

The FASB issued ASU 2009-13, Multiple Deliverable Revenue Arrangements, which requires companies to separately identify more deliverables within an arrangement than current accounting literature and may affect the timing of revenue recognition. The guidance further requires an allocation of transaction consideration to each of the identified deliverables based on relative selling-price. This guidance also requires additional disclosures including the amount of multiple-deliverable revenue recognized each reporting period and the amount of multiple-deliverable deferred revenue as of the end of each reporting period. The Company adopted this standard at the beginning of 2011, and it did not have a material impact on the Company’s accounting. However, it could become more significant as the Company enters into new lines of business or more complex transactions.

Note 2: Taxes on Income

The Company’s tax provision had an unusual relationship in 2010 to pretax income from continuing operations primarily due to the existence of a full deferred tax valuation allowance and a deferred tax liability that could not be used to offset deferred tax assets (termed a “naked credit”). A reconciliation of income taxes computed at the federal statutory tax rate to actual income tax expense from continuing operations is as follows:

(In thousands)	2010	2009	2008
Income taxes computed at federal statutory tax rate	$976	$(25,701)	$(319,006)
Increase (reduction) in income taxes resulting from:
“Naked credit” related to amortization of intangible assets	30,025	—	—
Impairment write down of non-deductible goodwill	—	—	32,956
State income taxes, net of federal income tax benefit	626	(3,102)	(10,687)
(Decrease) increase in deferred tax valuation allowance	(4,823)	6,529	7,527
Intraperiod tax allocation	—	(1,291)	—
Change in reserve for uncertain tax positions	(1,667)	(4,771)	—
Other	290	(302)	1,019

Income tax expense (benefit)	$25,427	$(28,638)	$(288,191)

The Company evaluates the recoverability of its deferred tax assets each period by considering whether it is more likely than not that all or a portion of the deferred tax assets will not be realized. Due to the 2008 and 2009 impairment charges, the Company had a cumulative pretax loss (when considering the current and two preceding years) and, therefore, could not consider expectations of future income to utilize the deferred tax assets. Other sources, such as income available in a carryback period, future reversal of existing temporary differences, or tax planning strategies were taken into consideration; however, a valuation allowance was deemed necessary as of the end of each year presented. The Company’s deferred tax asset valuation allowance was $62.3 million as of December 26, 2010 and $23.9 million as of December 27, 2009.

In the future, the Company will generate additional deferred tax assets and liabilities related to its amortization of acquired intangible assets for tax purposes (e.g., tax amortization was approximately $77 million in 2010 and is expected to be approximately $64 million in 2011) because these long-lived intangible assets are not amortized for financial reporting purposes. The tax amortization in future years will give rise to a temporary difference, and a tax liability ($25 million in 2011 as compared to $30 million in 2010), which will only reverse at the time of ultimate sale or further impairment of the underlying intangible assets. Due to the uncertain timing of this reversal, the temporary difference cannot be considered as a source of future taxable income for purposes of determining a valuation allowance; therefore, the tax liability cannot be used to offset the deferred tax asset related to the net operating loss (NOL) carryforward for tax purposes that will be generated by the same amortization. This “naked credit” gives rise to the need for additional valuation allowance.

In 2010, tax expense related to the additional valuation allowances required by the “naked credit” was $30 million, which was partially offset by an additional $2.9 million tax refund related to the Company’s 2009 NOL carryback claim and a $1.7 million tax benefit related to favorable adjustments to the Company’s reserve for uncertain tax positions. The Company anticipates recording an additional deferred tax valuation allowance of approximately $25 million, $23 million, and $20 million in 2011, 2012, and 2013, respectively. The additional valuation allowance will be recorded as a non-cash charge to income tax expense.

The anticipated additional income tax expense for future years would be altered by a change in enacted corporate tax rates or an event supporting reversal of a portion or all of the Company’s valuation allowance. Examples of such an event include:

•	Generation of sufficient income to support the realization of the Company’s deferred tax assets

•	Additional impairment charges or sales of the underlying intangible assets

•	The passage of time coupled with the achievement of positive cumulative financial reporting income (generally the current and two preceding years).

The Company did not record a significant temporary difference in 2009 related to the tax amortization of intangible assets due to the $84 million impairment charge recognized in the third quarter of 2009.

Significant components of income taxes from continuing operations are as follows:

(In thousands)	2010	2009	2008
Federal	$(2,931)	$(29,982)	$(13,369)
State	—	(4,833)	(2,204)

Current	(2,931)	(34,815)	(15,573)

Federal	25,287	4,358	(265,911)
State	4,738	61	(14,234)

Deferred	30,025	4,419	(280,145)

Valuation allowance	—	6,529	7,527
Change in reserve for uncertain tax positions	(1,667)	(4,771)	—

Income tax expense (benefit)	$25,427	$(28,638)	$(288,191)

Temporary differences, which gave rise to significant components of the Company’s deferred tax liabilities and assets at December 26, 2010, and December 27, 2009, are as follows:

(In thousands)	2010	2009
Deferred tax liabilities:
Difference between book and tax bases of intangible assets	$34,019	$2,986
Tax over book depreciation	61,614	69,666
Other	—	674

Total deferred tax liabilities	95,633	73,326

Deferred tax assets:
Employee benefits	(21,683)	(29,952)
Net operating losses	(40,887)	(7,562)
Other comprehensive income items	(61,673)	(58,371)
Other	(3,269)	(962)

Total deferred tax assets	(127,512)	(96,847)

Net deferred tax assets	(31,879)	(23,521)
Valuation allowance	62,275	23,891
Deferred tax assets included in other current assets	4,333	6,863

Deferred tax liabilities	$34,729	$7,233

The Company’s NOL for tax purposes was approximately $83 million in 2010, which will be carried forward against future taxable income. The maximum NOL carry forward period allowable under federal income tax law is 20 years and the NOL will expire in 2030 if unused. Due to the Company’s cumulative book loss position discussed above, the Company is unable to assume future taxable income and has recorded a full valuation allowance against the deferred tax asset related to the NOL.

The Company received net refunds of income taxes of $29.2 million in 2010 and paid income taxes of $.1 million and $1.6 million, net of refunds in 2009 and 2008, respectively.

As of December 26, 2010 and December 27, 2009, the Company had $1.1 million and $27.8 million of refundable income taxes, respectively. The 2010 refundable balance was due to pending state income tax refunds, and the 2009 balance was due primarily to the 2009 NOL refund claim allowed under the November 2009 tax law change that permitted a five-year carryback period, all of which was received in 2010.

A reconciliation of the beginning and ending balances of the gross liability for uncertain tax positions is as follows:

(In thousands)	2010	2009	2008
Uncertain tax position liability at the beginning of the year	$8,146	$14,971	$15,421
Reductions based on tax positions related to the current year	—	—	(600)
Additions for tax positions for prior years	381	665	736
Reductions for tax positions for prior years	(1,858)	(1,658)	(586)
Decreases due to settlements	(5,241)	(5,832)	—

Uncertain tax position liability at the end of the year	$1,428	$8,146	$14,971

The entire balance of the liability for uncertain tax positions would impact the effective rate (net of related asset for uncertain tax positions) if underlying tax positions were sustained or favorably settled. The Company recognizes interest and penalties accrued related to uncertain tax positions in the provision for income taxes. As of December 26, 2010, the liability for uncertain tax positions included approximately $.4 million of estimated interest and penalties.

For federal tax purposes, the Company’s tax returns have been audited or closed by statute through 2006 and remain subject to audit for years 2007 and beyond. The Company has various state income tax examinations ongoing and at varying stages of completion, but generally its state income tax returns have been audited or closed to audit through 2006.

Health Care Reform legislation passed and signed into law during the first quarter of 2010 repealed employer tax deductions for the cost of providing post-retirement prescription drug coverage to the extent that it is reimbursed by the Medicare Part D (“Part D”) drug subsidy. As a result of this law change, the Company wrote-off approximately $1.7 million in deferred tax assets related to the future deductibility of the Part D subsidy in the first quarter of 2010. However, due to the Company’s full valuation allowance recorded against its deferred tax asset balance, there was a corresponding reduction in the valuation allowance, and, therefore, the net result of these two adjustments had no impact on net income.

Note 3: Intangible Assets and Impairment

In 2010, the Company completed its annual impairment test, which is performed as of the first day of the fourth quarter, with no impairment indicated. The Company performed several interim impairment tests during 2009 and 2008 in addition to its annual test and recorded impairment charges in the second and fourth quarters of 2008 and third quarter of 2009. Due to the continuation of challenging business conditions in the second quarter of 2008 and the market’s perception of the value of media company stocks at that time, the Company performed an interim impairment assessment as of June 29, 2008. Business conditions worsened during the fourth quarter of that year, and the market’s perception of the value of media company stocks deteriorated further resulting in another interim impairment test as of December 28, 2008. As 2009 progressed, it became clear that the anticipated economic recovery would be delayed, leading the Company to perform a second-quarter interim impairment test, with no impairment indicated. Several developments in the third quarter of 2009 had relevance for purposes of impairment testing. First, at the beginning of the quarter the Company changed its structure from one organized by division (media platform) to one organized primarily by geographic market. At the same time, the Company reallocated goodwill in accordance with the new market structure. Second, the market’s perception of the value of media stocks rose considerably, which contributed to an increase of approximately $50 million in the estimated fair value of all of the Company’s reporting units in total. Third, there were signs of the economy bottoming out. However, continued lackluster consumer spending in the quarter resulted in further advertising revenue erosion, and the Company’s expectation regarding a recovery in advertising spending was delayed into 2010. These factors, together with the more granular testing required by accounting standards as a result of the Company’s new reporting structure, resulted in a third-quarter impairment test in 2009.

As a result of the testing in 2009, the Company recorded non-cash impairment charges related to goodwill totaling approximately $66 million and FCC licenses, network affiliation and other intangibles of approximately $18 million. The pretax charge totaled $84 million and was recorded on the “Goodwill and other asset impairment” line. The associated tax benefit was subject to limitations as discussed more fully in Note 2.

As a result of the testing in 2008, the Company recorded non-cash impairment charges related to goodwill (associated with its publishing operations) of $512 million, FCC licenses of $289 million, network affiliation agreements of $103 million, trade names and other intangibles assets of $2.2 million, and certain investments (whose impairment was other than temporary) and real estate of $5.7 million. The pretax charge totaled $912 million ($615 million after-tax) and was included on the line items “Goodwill and other asset impairment” and “Impairment of and income (loss) on investments” on the Consolidated Statements of Operations.

For impairment tests, the Company compares the carrying value of the reporting unit or asset tested to its estimated fair value. The fair value is determined using the estimated discounted cash flows expected to be generated by the assets along with, where appropriate, market inputs. The determination of fair value requires the use of significant judgment and estimates about assumptions that management believes are appropriate in the circumstances although it is reasonably possible that actual performance will differ from these assumptions. These assumptions include those relating to revenue growth, compensation levels, newsprint prices, capital expenditures, discount rates and market trading multiples for broadcast and newspaper assets.

The Company has recorded pretax cumulative impairment losses related to goodwill approximating $685 million through December 26, 2010. The following table shows the change in the gross carrying amount and the accumulated amortization for intangible assets and goodwill from December 27, 2009 to December 26, 2010:

	December 27, 2009		Change	December 26, 2010
(In thousands)	Gross Carrying Amount	Accumulated Amortization	Amortization Expense	Gross Carrying Amount	Accumulated Amortization
Amortizing intangible assets (including network affiliation, advertiser, programming and subscriber relationships):
Virginia/Tennessee	$55,326	$42,377	$711	$55,326	$43,088
Florida	1,055	1,055	—	1,055	1,055
Mid-South	84,048	61,770	4,287	84,048	66,057
North Carolina	11,931	10,095	221	11,931	10,316
Ohio/Rhode Island	9,157	4,864	358	9,157	5,222
Advert. Serv. & Other	6,614	3,249	598	6,614	3,847

Total	$168,131	$123,410	$6,175	$168,131	$129,585

Indefinite-lived intangible assets:
Goodwill:
Virginia/Tennessee	$96,725			$96,725
Florida	43,123			43,123
Mid-South	118,153			118,153
North Carolina	20,896			20,896
Ohio/Rhode Island	61,408			61,408
Advert. Serv. & Other	14,712			14,712

Total goodwill	355,017			355,017
FCC licenses
Virginia/Tennessee	20,000			20,000
Mid-South	93,694			93,694
North Carolina	24,000			24,000
Ohio/Rhode Island	36,004			36,004

Total FCC licenses	173,698			173,698
Other	2,172			2,172

Total	$530,887			$530,887

The fair value measurements determined for purposes of performing the Company’s impairment tests are considered Level 3 under the fair value hierarchy because they require significant unobservable inputs to be developed using estimates and assumptions determined by the Company and reflecting those that a market participant would use.

Intangibles amortization expense is projected to be approximately $6 million in 2011, decreasing to $3 million in 2012, and to $2 million in 2013, 2014 and 2015.

Note 4: Acquisitions, Dispositions and Discontinued Operations

In 2009, the Company sold a small magazine and its related website located in the Virginia/Tennessee Market. It also completed the sale of WCWJ in Jacksonville, Florida, which was the last of five television station divestitures under plans initiated in December 2007. The 2009 divestitures, along with certain post-closing adjustments related to the 2008 sale of the first four television stations, resulted in an after-tax gain of $8.9 million in 2009. In 2008, the Company completed the sale of TV stations that were classified as held for sale in three transactions. The Company recognized gross proceeds of $78 million, including working capital adjustments and an after-tax loss of $11.3 million in 2008. With the completion of the divestitures of all five stations, the Company generated proceeds of approximately $95 million.

The gains and losses related to these sales are shown on the face of the Consolidated Statements of Operations on the line “Net gain (loss) related to divestiture of discontinued operations (net of income taxes).” The results of these stations and the magazine, and their associated websites, have been presented as discontinued operations in the accompanying Consolidated Statements of Operations for the years ended December 27, 2009 and December 28, 2008, and included:

(In thousands)	2009	2008
Revenues	$4,084	$24,597
Costs and expenses	3,927	20,169

Income before income taxes	157	4,428
Income taxes	2	1,727

Income from discontinued operations	$155	$2,701

In 2008, the Company made additions to its Advertising Services operations including: DealTaker.com, an online social shopping portal that provides coupons and bargains to its users, and NetInformer, a leading provider of mobile advertising and marketing services. Additionally, the Company purchased a small group of weekly newspapers in South Carolina and Richmond.com, a local news and entertainment portal.

Note 5: Long-Term Debt and Other Financial Instruments

Long-term debt at December 26, 2010, and December 27, 2009, was as follows:

(In thousands)	2010	2009
Bank term loan facility	$369,412	$285,844
11.75% senior notes	293,929	—
Revolving credit facility ($64 million available at 12/26/2010)	—	426,037
Capitalized lease	—	28

Long-term debt	$663,341	$711,909

In the first quarter of 2010, the Company established a new financing structure; the Company simultaneously amended and extended its bank term loan facility and issued senior notes. As a result, the Company immediately expensed previously deferred debt issuance costs of $1.8 million. The senior notes mature in 2017 and have a face value of $300 million, an interest rate of 11.75%, and were issued at a price equal to 97.69% of face value. The proceeds from the senior notes were used to pay down existing bank credit facilities. The bank term loan facility matures in March 2013 and bears an interest rate of LIBOR plus a margin ranging from 3.75% to 4.75% (4.25% at December 26, 2010), determined by the Company’s leverage ratio, as defined in the agreement. The new agreements have two main financial covenants: a leverage ratio and a fixed charge coverage ratio which involve debt levels, interest expense as well as other fixed charges, and a rolling four-quarter calculation of EBITDA, all as defined in the agreements. These agreements provide the Company with enhanced financial flexibility. The Company pledged its cash and assets as well as the stock of its subsidiaries as collateral; the Company’s subsidiaries also guaranteed the debt of the parent company.

Additionally, there are restrictions on the Company’s ability to pay dividends (none were allowed in 2010 or will be allowed 2011), make capital expenditures above certain levels, repurchase its stock, and engage in certain other transactions such as making investments or entering into capital leases above certain levels. The bank term loan facility contains an annual requirement to use excess cash flow (as defined within the agreement) to repay debt. Other factors, such as the sale of assets, may also result in a mandatory prepayment of the bank term loan. As of December 26, 2010, the Company had no mandatory excess cash flow payments due to voluntary prepayments made during 2010. In addition, the Company was in compliance with all covenants and expects that the covenants will continue to be met.

Long-term debt maturities during the five years subsequent to December 26, 2010 aggregate $369.4 million, and are due in 2013. The Company’s $300 million senior notes mature in 2017 and cannot be prepaid until 2014.

In 2006, the Company entered into several interest rate swaps as part of an overall strategy to manage interest cost and risk associated with variable interest rates, primarily short-term changes in LIBOR. These interest rate swaps were designated as cash flow hedges with notional amounts totaling $300 million; swaps with notional amounts of $100 million matured in 2009, and the remaining $200 million will mature in the third quarter of 2011. Changes in cash flows of the interest rate swaps offset changes in the interest payments on the Company’s bank term loan. These swaps effectively convert a portion of the Company’s variable rate bank debt to fixed rate debt with a weighted average interest rate approximating 9.9% at December 26, 2010.

The interest rate swaps are carried at fair value based on the present value of the estimated cash flows the Company would have received or paid to terminate the swaps; the Company applied a discount rate that is predicated on quoted LIBOR prices and current market spreads for unsecured borrowings. In 2010 and 2009, $10.7 million and $12.2 million, respectively, was reclassified from OCI into interest expense on the Consolidated Statements of Operations as the effective portion of the interest rate swap. The pretax change deferred in other comprehensive income (“OCI”) for 2010 and 2009 was $7.5 million and $8.4 million, respectively. Based on the estimated current and future fair values of the swaps as of December 26, 2010, the Company estimates that $6.9 million will be reclassified from OCI to interest expense in the next twelve months. Under the fair value hierarchy, the Company’s interest rate swaps fall under Level 2 (other observable inputs). Interest rate swaps were recorded on the Consolidated Balance Sheets in the line item “Accrued expenses and other liabilities” in 2010 and in “Other liabilities and deferred credits” in 2009. The following table includes information about the Company’s derivatives designated as hedging instruments as of December 26, 2010 and December 27, 2009.

(In thousands)	2010	2009
Fair value of interest rate swaps	$6,891	$14,353

The table that follows includes information about the carrying values and estimated fair values of the Company’s financial instruments at December 26, 2010, and December 27, 2009:

	2010		2009
(In thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Investments
Trading	$249	$249	$303	$303
Liabilities:
Long-term debt:
Bank term loan facility	369,412	365,980	285,844	277,614
11.75% senior notes	293,929	320,608	—	—
Revolving credit facility	—	—	426,037	413,771
Interest rate swap agreements	6,891	6,891	14,353	14,353

Trading securities held by the Supplemental 401(k) Plan are carried at fair value and are determined by reference to quoted market prices. The fair value of the bank term loan debt in the chart above was estimated using discounted cash flow analyses and an estimate of the Company’s bank borrowing rate (by reference to publicly traded debt rates as of December 26, 2010) for similar types of borrowings. The fair value of the 11.75% Senior Notes was valued at the most recent trade prior to the end of the Company’s fiscal year which approximates fair value. Under the fair value hierarchy, the Company’s trading securities fall under Level 1 (quoted prices in active markets) and its long-term debt falls under Level 2 (other observable inputs).

Note 6: Business Segments

The Company is a diversified communications company located primarily in the southeastern United States. The Company is comprised of five geographic market segments (Virginia/Tennessee, Florida, Mid-South, North Carolina and Ohio/Rhode Island) along with a sixth segment that includes interactive advertising services and certain other operations.

Revenues for the geographic markets include revenues from 18 network-affiliated television stations, three metropolitan newspapers, and 20 community newspapers, all of which have associated websites. Revenues for the geographic markets additionally include revenues from more than 200 specialty publications including weekly newspapers and niche publications and the websites associated with many of these publications. Revenues for the sixth segment, Advertising Services & Other, are generated by three interactive advertising services companies and certain other operations including a broadcast equipment and studio design company.

Management measures segment performance based on operating profit (loss) from operations before interest, income taxes, and acquisition related amortization. Amortization of acquired intangibles is not allocated to individual segments. Intercompany sales are primarily accounted for as if the sales were at current market prices and are eliminated in the consolidated financial statements. Certain promotion in the Company’s newspapers and television stations on behalf of its online shopping portal are recognized based on incremental cost. The Company’s reportable segments are managed separately, largely based on geographic market considerations and a desire to provide services to customers regardless of the media platform or differences in the method of delivery. In certain instances, operations have been aggregated based on similar economic characteristics.

Information by segment is as follows:

(In thousands)	Assets	Capital Expenditures	Revenues	Depreciation and Amortization	Operating Profit (Loss)
2010
Virginia/Tennessee	$303,685	$3,389	$192,405	$(13,052)	$36,430
Florida	138,025	3,958	157,295	(6,883)	11,155
Mid-South	377,956	10,322	165,648	(11,526)	36,145
North Carolina	102,265	2,339	77,682	(6,009)	5,485
Ohio/Rhode Island	134,008	884	62,339	(3,179)	20,801
Advertising Services & Other	25,243	334	25,057	(797)	3,124
Eliminations	—	—	(2,311)	—	(8)

					113,132
Unallocated amounts:
Acquisition intangibles amortization	—	—	—	(6,175)	(6,175)
Corporate	98,791	5,256	—	(5,468)	(31,518)

	$1,179,973	$26,482	$678,115	$(53,089)

Corporate interest expense					(71,020)
Gain on insurance recovery					956
Other					(2,586)

Consolidated income before income taxes					$2,789

2009
Virginia/Tennessee	$324,528	$4,813	$199,290	$(13,807)	$39,644
Florida	152,264	930	158,232	(8,111)	4,262
Mid-South	387,361	4,677	145,621	(13,426)	21,201
North Carolina	110,031	2,520	78,762	(6,801)	4,719
Ohio/Rhode Island	139,479	1,527	50,613	(3,371)	10,514
Advertising Services & Other	41,618	113	26,683	(884)	4,579
Eliminations	—	—	(1,589)	2	(46)

					84,873
Unallocated amounts:
Acquisition intangibles amortization	—	—	—	(7,064)	(7,064)
Corporate	80,767	3,873	—	(5,716)	(27,067)

	$1,236,048	$18,453	$657,612	$(59,178)

Interest expense					(41,978)
Impairment of and income (loss) on investments					701
Goodwill and other asset impairment					(84,220)
Gain on insurance recovery					1,915
Other					(591)

Consolidated loss from continuing operations before income taxes					$(73,431)

(In thousands)	Assets	Capital Expenditures	Revenues	Depreciation and Amortization	Operating Profit (Loss)
2008
Virginia/Tennessee	$240,035	$10,375	$232,465	$(15,244)	$40,609
Florida	110,805	3,641	201,291	(9,905)	(1,467)
Mid-South	277,396	6,442	171,531	(14,836)	24,967
North Carolina	99,989	5,009	105,372	(7,371)	11,642
Ohio/Rhode Island	75,731	623	62,921	(3,869)	13,949
Advertising Services and Other	29,458	220	26,647	(796)	1,495
Eliminations	—	—	(2,852)	10	(1,113)

					90,082
Unallocated amounts:
Acquisition intangibles amortization	—	—	—	(13,670)	(13,670)
Corporate	488,436	4,698	—	(5,783)	(38,504)
Discontinued operations	12,402	509	—	—

	$1,334,252	$31,517	$797,375	$(71,464)

Interest expense					(43,449)
Impairment of and income (loss) on investments					(4,419)
Goodwill and other asset impairment					(908,701)
Gain on insurance recovery					3,250
Other					3,965

Consolidated loss from continuing operations before income taxes					$(911,446)

Note 7: Common Stock and Stock Options

The Company’s Articles of Incorporation provide for the holders of the Class A Stock voting separately and as a class to elect 30% of the Board of Directors (or the nearest whole number if such percentage is not a whole number) and for the holders of the Class B Stock to elect the balance. The Company’s Class B stockholders have the sole right to vote on all other matters submitted for a vote of stockholders, except as required by law and except with respect to limited matters specifically set forth in the Articles of Incorporation. Class B common stock can be converted into Class A common stock on a share-for-share basis at the option of the holder. When a dividend is paid, both classes of common stock receive the same amount per share.

The Company’s Long-Term Incentive Plan (LTIP) is administered by the Compensation Committee and permits the grant of stock-based awards to key employees in the form of nonqualified stock options (Non-Qualified Stock Option Plan) and non-vested shares (Performance Accelerated Restricted Stock Plan (PARS)). At December 26, 2010, a combined 925,168 shares remained available for grants of PARS (up to 167,944 shares) and stock options under the LTIP. Grant prices of stock options are equal to the fair market value of the underlying stock on the date of grant. Options are exercisable during the continued employment of the optionee but not for a period greater than ten years and not for a period greater than one year after termination of employment; they generally become exercisable at the rate of one-third each year from the date of grant. For awards granted prior to 2006, the optionee may exercise any option in full in the event of death or disability or upon retirement after at least ten years of service with the Company and after attaining age 55. For awards granted in 2006 and thereafter, the optionee must be 63 years of age, with ten years of service, and must be an employee on December 31 of the year of grant in order to be eligible to exercise an award upon retirement. The Company has options for approximately 48,000 shares outstanding under former plans with slightly different exercise terms.

The Company valued stock options granted using a binomial lattice valuation method. The volatility factor was estimated based on the Company’s historical volatility over the contractual term of the options. The Company also used historical data to derive the option’s expected life. The risk-free interest rate was based on the U.S. Treasury yield curve in effect at the date of grant. The dividend yield was predicated on the average expected dividend payment over the expected life of the option and the stock price on the grant date. The key assumptions used to value stock options granted in 2010, 2009, and 2008 and the resulting grant date fair values are summarized below:

	2010	2009	2008
Risk-free interest rate	3.10%	2.30%	3.31%
Dividend yield	1.60%	2.00%	2.90%
Volatility factor	65.00%	51.10%	29.00%
Expected life (years)	6.60	6.60	6.50
Exercise price	$8.90	$2.16	$20.30
Grant date fair value	$4.61	$0.89	$4.88

The following is a summary of option activity for the year ended December 26, 2010:

(In thousands, except per share amounts)	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)*	Aggregate Intrinsic Value
Outstanding - beginning of year	2,361	$35.01
Granted	475	8.90
Exercised	(92)	2.16
Forfeited or expired	(279)	35.50

Outstanding - end of year	2,465	$31.15	6.0	$1,429

Outstanding - end of year less estimated forfeitures	2,404	$31.77	5.9	$1,355

Exercisable - end of year	1,546	$44.69	4.5	$291

*	Excludes 400 options which are exercisable during the lifetime of the optionee and 47,400 options which are exercisable during the continued employment of the optionee and for a three-year period thereafter.

The Company recognized non-cash compensation expense related to stock options in 2010, 2009 and 2008 as summarized below. As of December 26, 2010, there was $1.1 million of total unrecognized compensation cost related to stock options expected to be recognized over a weighted-average period of approximately 1.9 years.

(In thousands)	2010	2009	2008
Pretax compensation cost (related to stock options)	$1,614	$897	$3,295
After-tax compensation cost (related to stock options)	1,028	571	2,099

The Company granted 512,600 Stock Appreciation Rights (SARs) with an exercise price of $40.01 in the first quarter of 2007. Because SARs are settled in cash, the related compensation expense is variable. Due to a decline in the Company’s stock price since the grant date, the cumulative compensation expense related to SARs is not material. Any unexercised SARs will expire in January 2012.

Certain executives are eligible for PARS, which vest over a ten-year period. If certain earnings targets are achieved (as defined in the plan), vesting may accelerate to either a three, five or seven year period. The recipient of PARS must remain employed by the Company during the vesting period. However, in the event of death, disability, or retirement after age 63, a pro-rata portion of the recipient’s PARS becomes vested. PARS are awarded at the fair value of Class A shares on the date of the grant. All restrictions on PARS granted prior to 2001 have been released. The following is a summary of PARS activity for the year ended December 26, 2010:

(In thousands, except per share amounts)	Shares	Weighted- Average Grant Date Fair Value
Nonvested balance - beginning of year	415	$39.52
Granted	187	$8.90

Nonvested balance - end of year	602	$30.01

As of the end of 2010, there was $6.2 million of total unrecognized compensation cost related to PARS under the LTIP; that cost is expected to be recognized over a weighted-average period of approximately 5.4 years. The amount recorded as expense in 2010, 2009 and 2008, was $1.6 million ($1.0 million after-tax), $1.4 million ($.9 million after-tax), and $2 million ($1.3 million after-tax), respectively.

The Company has maintained a Supplemental 401(k) Plan (the Plan) for many years which allows certain employees to defer salary and obtain Company match where federal regulations would otherwise limit those amounts. The Company is the primary beneficiary of this Variable Interest Entity (VIE) that holds the Plan’s investments and consolidates the Plan accordingly. With certain 2008 amendments to the Plan, participants receive cash payments upon termination of employment, and participants age 55 and above can choose from a range of investment options including the Company’s Class A common stock. The Plan’s liability to participants ($.9 million and $1.2 million at December 26, 2010 and December 27, 2009, respectively) is adjusted to its fair value each reporting period. The Plan’s investments ($.2 million and $.3 million at December 26, 2010 and December 27, 2009, respectively) other than its Class A common stock, are considered trading securities, reported as assets, and are adjusted to fair value each reporting period. Investments in the Class A common stock are measured at historical cost and are recorded as a reduction of additional paid-in capital. Consequently, fluctuations in the Company’s stock price will have an impact on the Company’s net income when the liability is adjusted to fair value and the common stock remains at historical cost. The Company recognized a benefit of $.2 million ($.1 million after-tax) in 2010, an expense of $.7 million ($.4 million after-tax) in 2009, and a benefit of $1.7 million ($1.1 million after-tax) in 2008 under the Plan due to the fluctuations in the Company’s stock price. The Company suspended its 5% match on the Plan effective April 1, 2009; however, effective January 1, 2011, the Company reinstated the match up to a maximum of 2% of an eligible and participating employee’s salary.

Each member of the Board of Directors that is neither an employee nor a former employee of the Company (an Outside Director) participates in the Directors’ Deferred Compensation Plan. The plan provides that each Outside Director shall receive half of his or her annual compensation for services to the Board in the form of Deferred Stock Units (DSU); each Outside Director additionally may elect to receive the balance of his or her compensation in either cash, DSU, or a split between cash and DSU. Other than dividend credits (when dividends are declared), deferred stock units do not entitle Outside Directors to any rights due to a holder of common stock. DSU account balances may be settled after the Outside Director’s retirement date by a cash lump-sum payment, a single distribution of common stock, or annual installments of either cash or common stock over a period of up to ten years. The Company records expense annually based on the amount of compensation paid to each director as well as recording an adjustment for changes in fair value of DSU. The Company recognized a benefit of $.4 million ($.2 million after-tax) in 2010, an expense of $2.5 million ($1.6 million after-tax) in 2009, and a benefit of $1 million ($.6 million after-tax) in 2008, under the plan due primarily to the fluctuations in the fair value of DSU.

Because both the Supplemental 401(k) Plan and the Director’s Deferred Compensation Plan were designed to align the interest of participants with those of shareholders, fluctuations in stock price have an effect on the expense recognized by the Company. Each $1 change in the Company’s stock price as of December 26, 2010 would have adjusted the Company’s pretax income by approximately $.5 million.

Note 8: Retirement Plans

The Company has a funded, qualified non-contributory defined benefit retirement plan which covers substantially all employees hired before January 1, 2007, and non-contributory unfunded supplemental executive retirement and ERISA excess plans which supplement the coverage available to certain executives. The Company also has a retiree medical savings account (established as of the beginning of 2007) which reimburses eligible employees who retire from the Company for certain medical expenses. In addition, the Company has an unfunded plan that provides certain health and life insurance benefits to retired employees who were hired prior to 1992. The previously mentioned plans are collectively referred to as the “Plans.” The measurement date for the Plans is the Company’s fiscal year end.

In the second quarter of 2009, the Company amended certain of its plans so that future retirement benefits under the retirement, ERISA Excess and Executive Supplemental Retirement plans are based on final average earnings as of May 31, 2009. Service accruals under the retirement and ERISA Excess plans ceased at the beginning of 2007 and the retirement plan was closed to new participants at that time, but benefits had been allowed to grow based on future compensation. In the third quarter of 2009, the Company further amended the Executive Supplemental Retirement Plan so that service provided after January 31, 2010 would not increase a participant’s benefit. The two plan amendments in 2009 resulted in a net curtailment gain of $2 million and adjusted Other Comprehensive Income (OCI) by approximately $37 million pretax due to the remeasurement. As a result of these actions, all three plans were effectively frozen. These changes did not affect the benefits of current retirees.

Benefit Obligations

The following table provides a reconciliation of the changes in the Plans’ benefit obligations for the years ended December 26, 2010, and December 27, 2009:

(In thousands)	Pension Benefits		Other Benefits
	2010	2009	2010	2009
Change in benefit obligation:
Benefit obligation at beginning of year	$390,313	$417,555	$40,290	$41,552
Service cost	38	596	202	227
Interest cost	22,910	24,150	2,319	2,500
Participant contributions	—	—	1,699	1,276
Plan amendments	—	(2,023)	—	—
Actuarial loss (gain)	19,416	6,197	1,795	(89)
Benefit payments, net of subsidy	(20,542)	(19,600)	(4,145)	(5,176)
Curtailments	—	(36,562)	—	—

Benefit obligation at end of year	$412,135	$390,313	$42,160	$40,290

Because the plans are frozen, the accumulated benefit obligation at the end of 2010 and 2009 was $412 million and $390 million, respectively. The Company’s policy is to fund benefits under the supplemental executive retirement, ERISA Excess, and all postretirement benefits plans as claims and premiums are paid. As of December 26, 2010, and December 27, 2009, the benefit obligation related to the supplemental executive retirement and ERISA Excess plans included in the preceding table was $44.5 million and $42.1 million, respectively. The Plans’ benefit obligations were determined using the following assumptions:

	Pension Benefits		Other Benefits
	2010	2009	2010	2009
Discount rate	5.60%	6.10%	5.20%	6.10%
Compensation increase rate	—	—	3.50	4.00

An 8.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2010 (8.0% for 2009). This rate was assumed to decrease gradually each year to a rate of 5% in 2018 and remain at that level thereafter. These rates have an effect on the amounts reported for the Company’s postretirement obligations. A one-percentage point increase or decrease in the assumed health care trend rates would change the Company’s accumulated postretirement benefit obligation approximately $800 thousand to $900 thousand, and the Company’s net periodic cost by approximately $50 thousand.

Plan Assets

The following table provides a reconciliation of the changes in the fair value of the Plans’ assets for the years ended December 26, 2010, and December 27, 2009:

(In thousands)	Pension Benefits		Other Benefits
	2010	2009	2010	2009
Change in plan assets:
Fair value of plan assets at beginning of year	$259,063	$209,049	$—	$—
Actual return on plan assets	25,495	52,789	—	—
Employer contributions	22,192	16,825	3,010	4,288
Participant contributions	—	—	1,699	1,276
Benefit payments	(20,542)	(19,600)	(4,709)	(5,564)

Fair value of plan assets at end of year	$286,208	$259,063	$—	$—

Under the fair value hierarchy, the Company’s retirement plan assets fall under Level 1 (quoted prices in active markets) and Level 2 (other observable inputs). The following table provides the fair value by each major category of plan assets at December 26, 2010 and December 27, 2009:

	2010		2009
	Level 1	Level 2	Level 1	Level 2
U.S. Small/Mid Cap Equity	$34,446	$—	$28,772	$—
U.S. Large Cap Equity	58,991	52,383	56,234	35,798
International/Global Equity	11,778	38,484	11,898	37,331
Fixed Income	64,623	22,882	64,106	23,072

The asset allocation for the Company’s funded retirement plan at the end of 2010 and 2009, and the asset allocation range for 2011, by asset category, are as follows:

	Asset allocation Range	Percentage of Plan Assets at Year End
Asset Category	2011	2010	2009
Equity securities	60% - 75%	69%	66%
Fixed income securities	25% - 45%	31%	34%

Total		100%	100%

As the plan sponsor of the funded retirement plan, the Company’s investment strategy is to achieve a rate of return on the plan’s assets that, over the long-term, will fund the plan’s benefit payments and will provide for other required amounts in a manner that satisfies all fiduciary responsibilities. A determinant of the plan’s returns is the asset allocation policy. The Company’s investment policy provides absolute ranges (30-50% U.S. large cap equity, 5-17% U.S. small/mid cap equity, 10-30% international/global equity, 25-45% fixed income, and 0-5% cash) for the plan’s long-term asset mix. The Company periodically (at least annually) reviews and rebalances the asset mix if necessary. The Company also reviews the plan’s overall asset allocation to determine the proper balance of securities by market capitalization, value or growth, U.S., international or global, or the addition of other asset classes.

The plan’s investment policy is reviewed frequently and distributed to the investment managers. Periodically, the Company evaluates each investment manager to determine if that manager has performed satisfactorily when compared to the defined objectives, similarly invested portfolios, and specific market indices. The policy contains general guidelines for prohibited transactions such as:

•	borrowing of money

•	purchase of securities on margin

•	short sales

•	pledging any securities except loans of securities that are fully-collateralized

•	purchase or sale of futures or options for speculation or leverage

Restricted transactions include:

•	purchase or sale of commodities, commodity contracts, or illiquid interests in real estate or mortgages

•	purchase of illiquid securities such as private placements

•	use of various futures and options for hedging or for taking limited risks with a portion of the portfolio’s assets

Funded Status

The following table provides a statement of the funded status of the Plans at December 26, 2010, and December 27, 2009:

	Pension Benefits		Other Benefits
(In thousands)	2010	2009	2010	2009
Amounts recorded in the balance sheet:
Current liabilities	$(2,598)	$(2,119)	$(3,299)	$(2,957)
Noncurrent liabilities	(123,329)	(129,131)	(38,861)	(37,333)

Net amount recognized	$(125,927)	$(131,250)	$(42,160)	$(40,290)

The following table provides a reconciliation of the Company’s accumulated other comprehensive income prior to any deferred tax effects:

	Pension Benefits	Other Benefits
(In thousands)	Net actuarial loss	Net actuarial (gain) loss	Prior service (credit) cost	Total
December 27, 2009	$147,575	$(12,984)	$11,827	$(1,157)
Current year change	15,070	3,210	(1,721)	1,489

December 26, 2010	$162,645	$(9,774)	$10,106	$332

The Company anticipates recognizing $3.2 million of actuarial loss and $1.7 million of prior service cost, both of which are currently in accumulated other comprehensive income, as a component of its net periodic cost in 2011. The Company currently anticipates making contributions somewhere in the range of $10 million to $20 million to its retirement plan in 2011, although only $7 million of contributions would be required based on current estimates of ERISA minimums. For purposes of these disclosures $15 million was assumed.

Expected Cash Flows

The following table includes amounts that are expected to be contributed to the Plans by the Company and amounts the Company expects to receive in Medicare subsidy payments. It additionally reflects benefit payments that are made from the Plans’ assets as well as those made directly from the Company’s assets, and it includes the participants’ share of the costs, which is funded by participant contributions. The amounts in the table are actuarially determined and reflect the Company’s best estimate given its current knowledge; actual amounts could be materially different.

(In thousands)	Pension Benefits	Other Benefits	Medicare Subsidy Receipts
Employer Contributions
2011 (expectation) to participant benefits	$17,598	$3,383	$—
Expected Benefit Payments / Receipts
2011	21,942	3,728	(345)
2012	22,677	3,783	(347)
2013	23,530	3,694	(352)
2014	24,258	3,962	(355)
2015	24,863	4,212	(373)
2016-2020	136,337	18,695	(2,110)

Net Periodic Cost

The following table provides the components of net periodic benefit cost for the Plans for fiscal years 2010, 2009, and 2008:

	Pension Benefits			Other Benefits
(In thousands)	2010	2009	2008	2010	2009	2008
Service cost	$38	$596	$944	$202	$227	$415
Interest cost	22,910	24,150	26,125	2,319	2,500	3,011
Expected return on plan assets	(23,820)	(23,682)	(25,898)	—	—	—
Amortization of prior-service	—
(credit) cost	—	(193)	(53)	1,721	1,721	1,721
Amortization of net loss (gain)	2,671	2,625	5,525	(691)	(1,065)	(377)
Curtailment gain	—	(2,000)	—	—	—	—

Net periodic benefit cost	$1,799	$1,496	$6,643	$3,551	$3,383	$4,770

The net periodic costs for the Company’s pension and other benefit plans were determined using the following assumptions:

	Pension Benefits		Other Benefits
	2010	2009	2010	2009
Discount rate*	6.10%	6.64%	6.10%	6.50%
Expected return on plan assets	8.25	8.25	—	—
Compensation increase rate	—	4.00	4.00	4.00

*	2009 reflects a blended average discount rate for the initial valuation and two subsequent remeasurements.

The reasonableness of the expected return on the funded retirement plan assets was determined by four separate analyses: 1) review of 10 years of historical data of portfolios with similar asset allocation characteristics done by a third party, 2) analysis of 20 years of historical performance assuming the current portfolio mix and investment manager structure performed by a third party, 3) review of the Company’s actual portfolio performance over the past 5 years, and 4) projected portfolio performance for 10 years, assuming the plan’s asset allocation range, performed by a third party. Net periodic costs for 2011 will use a discount rate of 5.6%, and an expected rate of return on plan assets of 8.0%.

The Company also sponsors a 401(k) plan covering substantially all employees. The Company matched 100% of participant pretax contributions up to a maximum of 5% of the employee’s salary until April 1, 2009 when the match was suspended. Effective January 1, 2011, the Company reinstated its match up to a maximum of 2% of the employee’s salary. Eligible account balances may be rolled over from a prior employer’s qualified plan. In 2010, there were no contributions made to the plan; in 2009 and 2008, contributions charged to expense under the plan were $2.4 million and $10.3 million, respectively.

Note 9: Investments

In the second quarter of 2008, the Company and its two equal partners completed the sale of SP Newsprint Company (SPNC) to White Birch Paper Company. The sale generated proceeds to the Company of approximately $60 million which were used to reduce debt; associated income taxes approximated $20 million. In the second quarter of 2009, a small adverse adjustment related to working capital was recognized, and in the third quarter of 2009, a small favorable resolution of a retained liability for an income tax dispute at SPNC was recorded. In 2008, the Company recorded a net loss of $1.6 million based on the estimated fair values of certain post-closing items. These adjustments and losses were included in the Statement of Operations in the line item “Impairment of and income (loss) on investments.”

The Company purchased approximately 42 thousand tons of newsprint from SPNC in 2010 at market prices, which totaled $24 million and approximated 89% of the Company’s newsprint needs. In 2009 and 2008, the Company purchased approximately 48 thousand and 55 thousand tons, respectively, of newsprint from SPNC which approximated 83% and 63% of the Company’s newsprint needs in each of those years and totaled approximately $26 million and $31 million in 2009 and 2008, respectively. The Company is committed to purchase a minimum of 35 thousand tons per year through 2013.

In 2008, the Company wrote off its entire remaining investment of $1.9 million (which was included as a part of the Company’s pretax impairment charge discussed in Note 3) in a company that produces interactive entertainment including games; the Company recovered $.5 million of its investment in the latter part of 2008.

Note 10: Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share from continuing operations as presented in the Consolidated Statements of Operations:

(In thousands, except per share amounts)	2010	2009	2008
Numerator for basic and diluted earnings per share:
Loss from continuing operations	$(22,638)	$(44,793)	$(623,255)
Distributed earnings attributable to participating securites	—	—	(504)

Loss from continuing operations availave to common stockholders	(22,638)	(44,793)	(623,759)

Denominator for basic and diluted earnings per share:
Weighted average shares outstanding	22,341	22,245	22,113

Loss from continuing operations per common share (basic and diluted)	$(1.01)	$(2.01)	$(28.21)

Note 11: Commitments, Contingencies and Other

Broadcast film rights

Over the next four years, the Company is committed to purchase approximately $23.3 million of program rights that are not currently available for broadcast, including programs not yet produced. If such programs are not produced, the Company’s commitment would expire without obligation.

Lease obligations

The Company rents certain facilities and equipment under operating leases. These leases extend for varying periods of time ranging from one year to more than twenty years and in many cases contain renewal options. Total rental expense for continuing operations amounted to $6.8 million in both 2010 and 2009, and $7.9 million in 2008. Minimum rental commitments for continuing operations under operating leases with noncancelable terms in excess of one year are as follows: 2011 – $5.9 million; 2012 – $4.6 million; 2013 – $2.8 million; 2014 – $1.5 million; 2015 – $1.1 million; subsequent years – $7.1 million.

Barter transactions

The Company engages in barter transactions primarily for its television air time and recognized revenues and expenses of $9.5 million, $9.4 million and $10.3 million in 2010, 2009 and 2008, respectively.

Interest

In 2010, 2009 and 2008, the Company’s interest expense related to continuing operations was $71.1 million (including $5.5 million of debt issuance costs expensed immediately when the new financing structure was consummated), $42 million (net of $.2 million capitalized) and $43.4 million (net of $.2 million capitalized), respectively. Interest paid during 2010, 2009 and 2008, net of amounts capitalized, was $56.6 million, $36.3 million and $41.3 million, respectively.

Other current assets

Other current assets included program rights of $13.3 million and $15.4 million at December 26, 2010 and December 27, 2009, respectively.

Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following:

(In thousands)	2010	2009
Payroll and employee benefits	$25,279	$23,472
Deferred revenue	18,433	19,431
Interest	15,231	3,571
Program rights	12,707	14,677
Interest rate swaps	6,891	—
Other	11,243	11,023

Total	$89,784	$72,174

Insurance Recoveries

In the third quarter of 2009, the Company received cash of $3.5 million related to the collapse of television towers at WSPA following a storm; a portion of that settlement related to clean-up costs at the site. The Company wrote off the net book value of the destroyed towers totaling $1.3 million and recorded a gain of $1.9 million as the insured value of the property exceeded its net book value. In 2007, one of three presses at the Company’s Richmond Times-Dispatch printing facility caught fire which resulted in a 2007 settlement with the insurance company to cover the damaged press in addition to clean-up and repair costs in that year as well as subsequent years. In 2008 and 2010, the Company identified more cost-effective methods to clean the equipment, remediate the facility, and remove the press than previously anticipated, and consequently, recorded pretax gains of $3.3 million and $1 million in those years, respectively, related to the insurance settlement. Gains in all years were recorded on the Statements of Operations in the line item “Gain on insurance recovery.”

Other

The FCC mandated a reallocation of a portion of the broadcast spectrum to others, including Sprint/Nextel. According to the FCC order, broadcasters surrendered their old equipment to prevent interference within a narrowed broadcasting frequency range. In exchange for the relinquished equipment, Sprint/Nextel provided broadcasters with new digital equipment and reimbursed associated out-of-pocket expenses. The Company recorded gains associated with the spectrum reallocation of $2.6 million in 2009 and $5.2 million in 2008 in the line item “Selling, general and administrative” on the Consolidated Statements of Operations. The Company’s television stations completed the replacement of equipment in 2009.

Severance

In an effort to better align its costs with current revenue opportunities, the Company implemented cost-reduction plans, principally in 2009 and 2008, which included voluntary and non-voluntary separation programs. These workforce reductions were in response to a general economic downturn. As the Company reduced its workforce, severance costs of $2.3 million, $6.6 million and $10.9 million were included in the “Employee compensation” line item on the Consolidated Statements of Operations for 2010, 2009 and 2008, respectively. Severance expense is accrued when payment of benefits is both probable and the amount is reasonably estimable; accrued severance costs are included in “Accrued expenses and other liabilities” on the Consolidated Balance Sheet. Following is a summary of activity for these work-force reductions, as well as balances in accrued severance at December 26, 2010, December 27, 2009, and December 28, 2008:

(In thousands)	Virginia/ Tennessee	Florida	Mid- South	North Carolina	Ohio/ Rhode Island	Advertising Services & Other	Corporate	Consolidated
Accrued severance-2008	$870	$1,522	$1,086	$383	$907	$221	$167	$5,156

Severance expense	2,623	2,051	389	688	330	334	170	6,585
Severance payments	(3,368)	(3,573)	(1,462)	(1,060)	(1,237)	(536)	(270)	(11,506)

Accrued severance-2009	125	—	13	11	—	19	67	235

Severance expense	364	142	63	460	245	923	128	2,325
Severance payments	(229)	(142)	(76)	(415)	(12)	(586)	(181)	(1,641)

Accrued severance-2010	$260	$—	$—	$56	$233	$356	$14	$919

Note 12: Guarantor Financial Information

The Company’s subsidiaries guarantee the debt securities of the parent company. The Company’s subsidiaries are 100% owned except for the Variable Interest Entity (VIE) described in Note 7; all subsidiaries except those in the non-guarantor column (which includes the VIE) currently guarantee the debt securities. These guarantees are full and unconditional and on a joint and several basis. The following financial information presents condensed consolidating balance sheets, statements of operations, and statements of cash flows for the parent company, the Guarantor Subsidiaries, and the Non-Guarantor Subsidiaries, together with certain eliminations.

Media General, Inc.

Condensed Consolidating Balance Sheet

As of December 26, 2010

(In thousands)

	Media General Corporate	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Media General Consolidated
ASSETS
Current assets:
Cash & cash equivalents	$30,893	$967	$—	$—	$31,860
Accounts receivable, net	—	102,314	—	—	102,314
Inventories	2	7,051	—	—	7,053
Other current assets	3,112	57,001	—	(30,368)	29,745

Total current assets	34,007	167,333	—	(30,368)	170,972

Investment in and advances to subsidiaries	316,619	1,979,076	—	(2,295,695)	—
Intercompany note receivable	673,265	—	—	(673,265)	—
Other assets	23,266	17,114	249	—	40,629
Property, plant & equipment, net	27,518	371,421	—	—	398,939
FCC licenses and other intangibles, net	—	214,416	—	—	214,416
Excess cost over fair value of net identifiable assets of acquired businesses	—	355,017	—	—	355,017

TOTAL ASSETS	$1,074,675	$3,104,377	$249	$(2,999,328)	$1,179,973

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,289	$20,747	$—	$(6)	$30,030
Accrued expenses and other liabilities	42,434	77,718	—	(30,368)	89,784

Total current liabilities	51,723	98,465	—	(30,374)	119,814

Long-term debt	663,341	—	—	—	663,341
Intercompany loan	—	673,265	—	(673,265)	—
Retirement, post-retirement and post-employment plans	170,670	—	—	—	170,670
Deferred income taxes	—	34,729	—	—	34,729
Other deferred credits	22,594	4,039	864	—	27,497

Stockholders’ equity
Common stock	115,212	4,872	—	(4,872)	115,212
Additional paid-in capital	28,806	2,435,790	(1,906)	(2,436,309)	26,381
Accumulated other comprehensive loss	(126,799)	—	—	—	(126,799)
Retained earnings	149,128	(146,783)	1,291	145,492	149,128

Total stockholders’ equity	166,347	2,293,879	(615)	(2,295,689)	163,922

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,074,675	$3,104,377	$249	$(2,999,328)	$1,179,973

Media General, Inc.

Condensed Consolidating Balance Sheet

As of December 27, 2009

(In thousands)

	Media General Corporate	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Media General Consolidated
ASSETS
Current assets:
Cash & cash equivalents	$31,691	$1,541	$—	$—	$33,232
Accounts receivable, net	—	104,405	—	—	104,405
Inventories	2	6,630	—	—	6,632
Other current assets	3,141	83,375	—	(25,730)	60,786

Total current assets	34,834	195,951	—	(25,730)	205,055

Investment in and advances to subsidiaries	336,575	1,965,508	—	(2,302,083)	—
Intercompany note receivable	742,219	—	—	(742,219)	—
Other assets	16,928	16,946	303	—	34,177
Property, plant & equipment, net	28,702	392,506	—	—	421,208
FCC licenses and other intangibles, net	—	220,591	—	—	220,591
Excess cost over fair value of net identifiable assets of acquired businesses	—	355,017	—	—	355,017

TOTAL ASSETS	$1,159,258	$3,146,519	$303	$(3,070,032)	$1,236,048

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,074	$17,330	$—	$(6)	$26,398
Accrued expenses and other liabilities	24,537	73,367	—	(25,730)	72,174

Total current liabilities	33,611	90,697	—	(25,736)	98,572

Long-term debt	711,881	28	—	—	711,909
Intercompany loan	—	742,219	—	(742,219)	—
Retirement, post-retirement and post-employment plans	173,017	—	—	—	173,017
Deferred income taxes	—	7,233	—	—	7,233
Other deferred credits	46,740	5,162	1,164	—	53,066
Stockholders’ equity
Common stock	113,969	4,872	—	(4,872)	113,969
Additional paid-in capital	26,011	2,435,790	(1,919)	(2,435,629)	24,253
Accumulated other comprehensive loss	(117,703)	—	—	—	(117,703)
Retained earnings	171,732	(139,482)	1,058	138,424	171,732

Total stockholders’ equity	194,009	2,301,180	(861)	(2,302,077)	192,251

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,159,258	$3,146,519	$303	$(3,070,032)	$1,236,048

Media General, Inc.

Condensed Consolidating Statements of Operations

Fiscal Year Ended December 26, 2010

(In thousands)

	Media General Corporate	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Media General Consolidated
Revenues	$32,356	$784,900	$—	$(139,141)	$678,115
Operating costs:
Employee compensation	32,128	265,830	(233)	—	297,725
Production	—	149,332	—	(1,850)	147,482
Selling, general and administrative	(131)	245,306	—	(137,288)	107,887
Depreciation and amortization	2,255	50,834	—	—	53,089
Gain on insurance recovery	—	(956)		—	(956)

Total operating costs	34,252	710,346	(233)	(139,138)	605,227

Operating income (loss)	(1,896)	74,554	233	(3)	72,888
Other income (expense):
Interest expense	(71,020)	(33)	—	—	(71,053)
Intercompany interest income (expense)	54,659	(54,659)	—	—	—
Investment income (loss) - consolidated affiliates	(7,071)	—	—	7,071	—
Other, net	1,023	(69)	—	—	954

Total other income (expense)	(22,409)	(54,761)	—	7,071	(70,099)

Income (loss) before income taxes	(24,305)	19,793	233	7,068	2,789
Income tax expense (benefit)	(1,667)	27,094	—	—	25,427

Net income (loss)	(22,638)	(7,301)	233	7,068	(22,638)
Other comprehensive loss (net of tax)	(9,096)	—	—	—	(9,096)

Comprehensive income (loss)	$(31,734)	$(7,301)	$233	$7,068	$(31,734)

Media General, Inc.

Condensed Consolidating Statements of Operations

Fiscal Year Ended December 27, 2009

(In thousands)

	Media General Corporate	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Media General Consolidated
Revenues	$28,685	$756,395	$—	$(127,468)	$657,612
Operating costs:
Employee compensation	27,882	271,900	657	—	300,439
Production	—	157,131	—	(2,346)	154,785
Selling, general and administrative	(4,291)	223,438	—	(125,116)	94,031
Depreciation and amortization	2,484	56,696	—	(2)	59,178
Goodwill and other asset impairment	—	84,220	—	—	84,220
Gain on insurance recovery	—	(1,915)		—	(1,915)

Total operating costs	26,075	791,470	657	(127,464)	690,738

Operating income (loss)	2,610	(35,075)	(657)	(4)	(33,126)
Other income (expense):
Interest expense	(41,971)	(7)	—	—	(41,978)
Intercompany interest income (expense)	42,217	(42,217)	—	—	—
Impairment of and income on investments	—	701	—	—	701
Investment income (loss) - consolidated affiliates	(41,055)	—	—	41,055	—
Other, net	1,151	(179)	—	—	972

Total other income (expense)	(39,658)	(41,702)	—	41,055	(40,305)

Income (loss) from continuing operations before before income taxes	(37,048)	(76,777)	(657)	41,051	(73,431)
Income tax benefit	(1,283)	(27,355)	—	—	(28,638)

Income (loss) from continuing operations	(35,765)	(49,422)	(657)	41,051	(44,793)
Income from discontinued operations (net of taxes)	—	155	—	—	155
Gain related to divestiture of operations (net of taxes)	—	8,873		—	8,873

Net income (loss)	(35,765)	(40,394)	(657)	41,051	(35,765)
Other comprehensive income (net of taxes)	70,436	—	—	—	70,436

Comprehensive income (loss)	$34,671	$(40,394)	$(657)	$41,051	$34,671

Media General, Inc.

Condensed Consolidating Statements of Operations

Fiscal Year Ended December 28, 2008

(In thousands)

	Media General Corporate	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Media General Consolidated
Revenues	$39,395	$922,853	$—	$(164,873)	$797,375
Operating costs:
Employee compensation	32,190	349,961	(1,715)	(2)	380,434
Production	—	197,758	—	(4,724)	193,034
Selling, general and administrative	(1,204)	272,881	—	(160,128)	111,549
Depreciation and amortization	2,784	68,690	—	(10)	71,464
Goodwill and other asset impairment	—	908,701	—	—	908,701
Gain on insurance recovery	—	(3,250)		—	(3,250)

Total operating costs	33,770	1,794,741	(1,715)	(164,864)	1,661,932

Operating income (loss)	5,625	(871,888)	1,715	(9)	(864,557)
Other income (expense):
Interest expense	(43,441)	(8)	—	—	(43,449)
Intercompany interest income (expense)	42,653	(42,653)	—	—	—
Impairment of and income on investments	(39)	(4,380)	—	—	(4,419)
Investment income (loss) - consolidated affiliates	(630,589)	—	—	630,589	—
Other, net	875	104	—	—	979

Total other income (expense)	(630,541)	(46,937)	—	630,589	(46,889)

Income (loss) before income taxes	(624,916)	(918,825)	1,715	630,580	(911,446)
Income tax expense (benefit)	6,938	(295,129)	—	—	(288,191)

Loss from continuing operations	(631,854)	(623,696)	1,715	630,580	(623,255)
Income from discontinued operations (net of taxes)	—	2,701	—	—	2,701
Loss related to divestiture of operations (net of taxes)	—	(11,300)		—	(11,300)

Net loss	(631,854)	(632,295)	1,715	630,580	(631,854)
Other comprehensive loss (net of taxes)	(110,862)	—	—	—	(110,862)

Comprehensive income (loss)	$(742,716)	$(632,295)	$1,715	$630,580	$(742,716)

Media General, Inc.

Condensed Consolidating Statements of Cash Flows

Fiscal Year Ended December 26, 2010

(In thousands)

	Media General Corporate	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Media General Consolidated
Cash flows from operating activities:
Net cash (used) provided by operating activities	$(7,063)	$92,782	$(13)	$—	$85,706

Cash flows from investing activities:
Capital expenditures	(1,489)	(24,993)	—	—	(26,482)
Net change in intercompany note receivable	68,954	—	—	(68,954)	—
Other, net	73	619	—	—	692

Net cash provided (used) by investing activities	67,538	(24,374)	—	(68,954)	(25,790)

Cash flows from financing activities:
Increase in bank debt	134,156	—	—	—	134,156
Repayment of bank debt	(476,625)	(28)	—	—	(476,653)
Proceeds from issuance of senior notes	293,070	—	—	—	293,070
Debt issuance costs	(12,078)	—	—		(12,078)
Net change in intercompany loan	—	(68,954)	—	68,954	—
Other, net	204	—	13	—	217

Net cash (used) provided by financing activities	(61,273)	(68,982)	13	68,954	(61,288)

Net decrease in cash and cash equivalents	(798)	(574)	—	—	(1,372)
Cash and cash equivalents at beginning of year	31,691	1,541	—	—	33,232

Cash and cash equivalents at end of period	$30,893	$967	$—	$—	$31,860

Media General, Inc.

Condensed Consolidating Statements of Cash Flows

Fiscal Year Ended December 27, 2009

(In thousands)

	Media General Corporate	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Media General Consolidated
Cash flows from operating activities:
Net cash provided by operating activities	$20,480	$13,291	$7	$—	$33,778
Cash flows from investing activities:
Capital expenditures	(1,221)	(17,232)	—	—	(18,453)
Proceeds from sale of discontinued operations	17,625	—	—	—	17,625
Insurance proceeds related to machinery and equipment	—	3,120	—	—	3,120
Net change in intercompany note receivable	7,781	—	—	(7,781)	—
Collection of receivable note	—	5,000	—	—	5,000
Other, net	(623)	3,614	—	—	2,991

Net cash provided (used) by investing activities	23,562	(5,498)	—	(7,781)	10,283
Cash flows from financing activities:
Increase in bank debt	215,700	—	—	—	215,700
Repayment of bank debt	(233,819)	(21)	—	—	(233,840)
Net change in intercompany loan	—	(7,781)	—	7,781	—
Other, net	175	1	(7)	—	169

Net cash (used) provided by financing activities	(17,944)	(7,801)	(7)	7,781	(17,971)

Net increase (decrease) in cash and cash equivalents	26,098	(8)	—	—	26,090
Cash and cash equivalents at beginning of year	5,593	1,549	—	—	7,142

Cash and cash equivalents at end of period	$31,691	$1,541	$—	$—	$33,232

Media General, Inc.

Condensed Consolidating Statements of Cash Flows

Fiscal Year Ended December 28, 2008

(In thousands)

	Media General Corporate	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Media General Consolidated
Cash flows from operating activities:
Net cash (used) provided by operating activities	$(59,545)	$158,213	$90	$—	$98,758
Cash flows from investing activities:
Capital expenditures	(4,698)	(26,819)	—	—	(31,517)
Purchase of business	(23,804)	—	—	—	(23,804)
Proceeds from sales of discontinued operations and investments	78,836	59,466	—	—	138,302
Net change in intercompany note receivable	186,500	—	—	(186,500)	—
Funding of receivable note	—	(5,000)	—	—	(5,000)
Other, net	5,833	49	—	—	5,882

Net cash provided (used) by investing activities	242,667	27,696	—	(186,500)	83,863
Cash flows from financing activities:
Increase in bank debt	330,000	—	—	—	330,000
Repayment of debt	(497,500)	(23)	—	—	(497,523)
Debt issuance costs	(4,182)	—	—		(4,182)
Cash dividends paid	(18,510)	—	—		(18,510)
Net change in intercompany loan	—	(186,500)	—	186,500	—
Other, net	610	2	(90)	—	522

Net cash (used) provided by financing activities	(189,582)	(186,521)	(90)	186,500	(189,693)

Net decrease in cash and cash equivalents	(6,460)	(612)	—	—	(7,072)
Cash and cash equivalents at beginning of year	12,053	2,161	—	—	14,214

Cash and cash equivalents at end of period	$5,593	$1,549	$—	$—	$7,142